Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-157848
333-157848-01
333-157848-02

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion. Dated June 1, 2009.

Preliminary Prospectus Supplement

(to Prospectus dated March 11, 2009)

                 Shares

Prudential Financial, Inc.

Common Stock

This is an offering of                  shares of common stock, par value $0.01 per share, of Prudential Financial, Inc.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PRU”. The last reported sale price of our common stock on May 29, 2009 was $39.91 per share.

Investing in our common stock involves risks. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-7, our filings with the Securities and Exchange Commission (the “SEC”) and the accompanying prospectus before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

To the extent that the underwriters sell more than                  shares of our common stock, the underwriters have the option to purchase up to an additional                  shares of our common stock from us at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares of our common stock in book-entry form only, through The Depository Trust Company (“DTC”), on or about June         , 2009, against payment therefor in immediately available funds.

Joint Bookrunning Managers

Citi	Goldman, Sachs & Co.

Prospectus Supplement dated                     , 2009.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give any different information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities they describe, but only under circumstances and in jurisdictions where it is lawful to do so. The information provided by or incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate on the date of the document containing the information.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference” in this prospectus supplement and the accompanying prospectus.

Except as the context otherwise requires or as otherwise specified in this prospectus supplement or the accompanying prospectus, as used in this prospectus supplement, dated                      , 2009, and the prospectus, dated March 11, 2009, the terms the “Company”, “Prudential Financial, Inc.”, “Prudential Financial”, “Prudential”, “we”, “us” and “our” refer to Prudential Financial, Inc. only and not to any of its consolidated subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. We have and will continue to file with the SEC Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports with respect to specified events on Form 8-K, as required of a U.S. domestic private issuer subject to those particular requirements of the Exchange Act, including the informational and timing requirements for filing such reports. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov or from our website at www.prudential.com. In addition, copies of the documents incorporated by reference in this prospectus supplement may be requested by contacting us as further described below in “Incorporation of Information by Reference”. However, the information on our website does not constitute a part of this prospectus supplement. Our common stock is listed on the NYSE under the symbol “PRU”.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the “Securities Act”, covering the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or at the SEC’s public reference room referred to above.

INCORPORATION OF INFORMATION BY REFERENCE

Rather than include certain information in this prospectus supplement that we have already included in documents filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus supplement. Accordingly, we incorporate by reference the following documents filed with the SEC by us:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	our definitive proxy statement filed with the SEC on March 20, 2009 pursuant to Section 14 of the Exchange Act;

•	the definitive additional materials filed with the SEC on March 23, 2009 and March 26, 2009 pursuant to Section 14 of the Exchange Act;

•	our Current Reports on Form 8-K filed with the SEC on February 10, 2009, February 18, 2009, April 17, 2009 and June 1, 2009;

•

the description of our common stock and the Shareholder Protection Rights in the Registration Statement on Form 8-A filed with the SEC on October 1, 2001, pursuant to Section 12(b) of the Exchange Act; and

•	our Shareholders’ Rights Plan (included as exhibit 4.2 to our Registration Statement on Form S-1 (No. 333-58524)).

We also incorporate by reference any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until all of the shares of our common stock to which this prospectus supplement relates are sold or the offering is otherwise terminated.

The information incorporated by reference in this prospectus supplement is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement and the accompanying prospectus shall be considered to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent a statement contained in this prospectus supplement or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement and the accompanying prospectus.

Information furnished under the applicable items of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement and the accompanying prospectus, unless specifically stated otherwise.

You may request a copy of the filings that we incorporate by reference, at no cost, by writing or telephoning us as follows: Prudential Financial, Inc., 751 Broad Street, Newark, New Jersey 07102, Attention: Corporate Secretary; telephone: (973) 802-6000.

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

Certain of the statements included in this prospectus supplement constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects”, “believes”, “anticipates”, “includes”, “plans”, “assumes”, “estimates”, “projects”, “intends”, “should”, “will”, “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others:

•

general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets, particularly in light of ongoing severe economic conditions and the severe stress experienced by the global financial markets that began in the second half of 2007 and has continued and substantially increased since then;

•	the availability and cost of external financing for our operations, which has been affected by the stress experienced by the global financial markets;

•	interest rate fluctuations;

•	reestimates of our reserves for future policy benefits and claims;

•

differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes;

•	changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill;

•	changes in our claims-paying or credit ratings;

•	investment losses, defaults and counterparty non-performance;

•	competition in our product lines and for personnel;

•	changes in tax law;

•	economic, political, currency and other risks relating to our international operations;

•	fluctuations in foreign currency exchange rates and foreign securities markets;

•	regulatory or legislative changes, including government actions in response to the stress experienced by the global financial markets;

•	adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses;

•	domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life;

•	ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks;

•	effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions;

•	changes in statutory or U.S. GAAP accounting principles, practices or policies;

•	changes in assumptions for retirement expense;

•

Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and

•	risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business.

As noted above, the adverse market and economic conditions that began in the second half of 2007 have continued and substantially worsened since then. The foregoing risks are even more pronounced in these unprecedented market and economic conditions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. This summary does not contain all of the information you should consider before investing in our common stock. Before deciding to invest in our common stock, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and notes thereto included in the documents incorporated by reference.

Prudential Financial, Inc.

Prudential Financial, Inc., a financial services leader with approximately $542 billion of assets under management as of March 31, 2009, has operations in the United States, Asia, Europe, and Latin America. Through our subsidiaries and affiliates, we offer a wide array of financial products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. We offer these products and services to individual and institutional customers through one of the largest distribution networks in the financial services industry.

Prudential Financial has two classes of common stock outstanding: our Common Stock, which we refer to as our “common stock” in this prospectus supplement and which began trading on December 13, 2001 on the NYSE under the symbol “PRU”, reflects the performance of the Financial Services Businesses, while our Class B Stock, which was issued through a private placement and does not trade on any exchange, reflects the performance of the Closed Block Business. On December 18, 2001, our date of demutualization, The Prudential Insurance Company of America converted from a mutual life insurance company owned by its policyholders to a stock life insurance company and became an indirect, wholly owned subsidiary of Prudential Financial.

We are incorporated under the laws of the State of New Jersey.

Why We Are Raising Capital

The offering is intended to increase our financial flexibility, enabling us to further strengthen our business franchises and facilitate potential strategic initiatives, while at the same time bolstering our financial strength to withstand potential severe market declines. In addition, we may seek to raise additional proceeds in the fixed income market in the near future.

The Offering

Common stock we are offering:	shares

Option to purchase additional shares:	shares

Common stock outstanding after this offering:	shares(1)(2)

Use of proceeds after expenses:	We intend to use the net proceeds from this offering for general corporate purposes, which may include contributions of capital to our insurance and other subsidiaries and the repayment of short-term borrowings or other debt, or for potential strategic initiatives.

Risk factors:	You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement beginning on page S-7, our filings with the SEC and the accompanying prospectus.

New York Stock Exchange listing:	“PRU”

(1)	The number of shares of our common stock outstanding immediately after the closing of this offering is based on 424 million shares of our common stock outstanding as of April 30, 2009.

(2)	Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement excludes shares of our common stock issuable pursuant to the exercise of the underwriters’ option to purchase additional shares of our common stock and approximately 85 million shares of our common stock issuable under our equity compensation plans as of March 31, 2009.

RISK FACTORS

Investing in our common stock involves risks. You are urged to read and consider the risk factors relating to an investment in our Company as described below and in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as other information included in the accompanying prospectus or incorporated by reference into this prospectus supplement and the accompanying prospectus, before purchasing shares of our common stock. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment in our common stock.

Our shareholders will experience dilution as a result of this offering and there may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

The issuance of common stock in this offering, the receipt of the expected net offering proceeds and the use of those proceeds will have a dilutive effect on our earnings per share.

Except as described under “Underwriting”, we are not restricted from issuing additional shares of our common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, our common stock. Any additional future issuances of our common stock or such other securities may reduce the percentage of our common stock owned by investors purchasing our common stock in this offering who do not participate in future issuances. In most circumstances, shareholders will not be entitled to vote on whether or not we issue additional shares of common stock or such other securities. In addition, depending on the terms and pricing of an additional offering of our common stock (or such other securities) and the value of our properties, our shareholders may experience dilution in both the book value and fair value of shares of our common stock they own. Therefore, the market price of our common stock could decline as a result of sales of shares of our common stock or sales of such other securities made after this offering or the perception that such sales could occur.

In addition, we may issue capital stock or other equity securities or debt securities senior to our common stock in the future for a number of reasons, including to finance operations and business strategy, to adjust our ratio of debt to equity or for other reasons.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the shares of our common stock when you want or at prices you find attractive.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

For a further discussion of risks affecting our common stock, see the factors set forth above under “Note Regarding Forward-Looking Statements and Certain Risks” and the discussion of our business and related matters set forth in the information incorporated by reference herein.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $                 (or $                 if the underwriters exercise their option to purchase additional shares of our common stock in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include contributions of capital to our insurance and other subsidiaries and the repayment of short-term borrowings or other debt, or for potential strategic initiatives.

CAPITALIZATION

The table below shows our capitalization on a consolidated basis as of March 31, 2009. The table also shows adjustments to our capitalization to reflect this offering (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock). The table should be read in conjunction with our consolidated annual and interim financial statements and the notes thereto included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2009
	Actual	As Adjusted(1)(2)
	(in millions)
Cash and cash equivalents(3)	$14,336	$

Long-term debt	$20,662	$

Equity:
Preferred Stock, at par value	—		—
Common Stock, at par value	6
Class B Stock, at par value	—		—
Additional paid-in capital	21,927
Common Stock held in treasury, at cost	(11,545)
Accumulated other comprehensive loss	(8,575)
Retained earnings	11,117

Total Prudential Financial, Inc. equity	12,930

Noncontrolling interests	576

Total equity	13,506

Total capitalization	$34,168	$

(1)	Reflects the issuance of shares at a price per share of $ for total consideration of $ million less transaction costs of $ million for net proceeds from the offering of $ million.

(2)	Does not reflect any additional issuance of debt securities, which we may decide to pursue in the near future.

(3)	Cash and cash equivalents include cash on hand, amounts due from banks, money market instruments, and other debt instruments with maturities of three months or less when purchased.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Prudential Financial’s common stock was issued to eligible policyholders in The Prudential Insurance Company of America’s demutualization and sold to investors in Prudential Financial’s initial public offering. The common stock began trading on the NYSE under the symbol “PRU” on December 13, 2001. The following table presents the high and low closing prices for the common stock on the NYSE during the periods indicated and the dividends declared per share during such periods:

	Price Range of Common Stock		Dividend Declared Per Share
	High	Low
Fiscal 2009:
Second quarter (through May 29, 2009)	$46.00	$20.50	$—
First quarter	35.11	11.29	—

Fiscal 2008:
Fourth quarter	64.80	13.73	0.58
Third quarter	86.25	56.07	—
Second quarter	82.21	59.74	—
First quarter	91.36	67.36	—

Fiscal 2007:
Fourth quarter	101.09	89.46	1.15
Third quarter	98.71	84.28	—
Second quarter	103.17	90.21	—
First quarter	93.10	85.69	—

On April 30, 2009, there were 2,422,812 registered holders of record for our common stock and 424 million shares of our common stock outstanding. Future dividend decisions will be based on, and affected by, a number of factors including the financial performance of the business; our overall financial condition, results of operations, cash requirements, and future prospects; regulatory restrictions on the payment of dividends by Prudential Financial’s subsidiaries; and such other factors as the Board of Directors may deem relevant. Dividends payable by Prudential Financial are limited to the amount that would be legally available for payment under New Jersey corporate law.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of our common stock indicated in the following table. Citigroup Global Markets Inc. and Goldman, Sachs & Co. are the representatives of the underwriters.

Underwriters	Number of Shares of Our Common Stock
Citigroup Global Markets Inc.
Goldman, Sachs & Co.

Total

The underwriters are committed to take and pay for all of the shares of our common stock being offered, if any are taken, other than the shares of our common stock covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of our common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares of our common stock from us. They may exercise that option for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares of our common stock.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of our common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the shares of our common stock being offered hereby are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares of our common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and certain of our executive officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. These restrictions will not prevent us from issuing shares of our common stock (or other stock-based awards) or securities convertible into our common stock (i) in connection with this offering, (ii) under our current employee benefit plans, (iii) in connection with the offering, sale, settlement or issuance of our common stock pursuant to any warrants, stock options or other convertible securities outstanding as of the date of the underwriting agreement relating to this offering, or (iv) in connection with the issuance of shares of our common stock as consideration for any acquisition by us or any of our subsidiaries from a third party of assets or equity interests of a target company which would become our subsidiary after giving effect to such acquisition of equity interests, subject to a cap. In the case of certain of our executive officers and directors, this restriction will not apply to certain transfers or sales of shares of our common stock, such as (i) transfers of our common stock for gifts or estate planning purposes, (ii) transfers to trusts or immediate family members, (iii) sales of our common stock pursuant to pre-established 10b5-1 trading plans, (iv) sales of shares of our common stock upon the exercise of options or the vesting, delivery or settlement of restricted shares, restricted stock units or other awards to provide for any withholding taxes on the exercise, vesting, delivery or settlement thereof or to pay the exercise price thereof, in each case pursuant to employee benefit plans and related plans currently in effect or awards previously granted by us, or (v) any other transaction that would not be required to be reported under Section 16(a) of the Exchange Act as a result of such person no longer being an executive officer or director for Section 16(a) reporting purposes (subject to a cap).

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares of our common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of our common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of our common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, NASDAQ NMS or relevant exchange, in the over-the-counter market or otherwise.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of our common stock described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of our common stock may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in our common stock, or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer, or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of our common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of our common stock have not authorized and do not authorize the making of any offer of shares of our common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of our common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of shares of our common stock, other than the underwriters, is authorized to make any further offer of our common stock on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to our common stock described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. Shares of our common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to our common stock has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of our common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier, or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties, or

•

in a transaction that, in accordance with Article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of our common stock may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares of our common stock under Section 275 except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The shares of our common stock offered hereby have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time performed, and may in the future perform, various financial advisory, investment banking and commercial banking services for us, for which they received or will receive fees and expenses, including, but not limited to, acting as lenders under certain of our credit facilities. In addition, Goldman, Sachs & Co. has provided services in connection with the potential “put” of our interest in our retail securities brokerage and clearing joint venture with Wachovia Corporation (now Wells Fargo & Company).

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from our common stock.

If a partnership holds our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, generally, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of withholding of United States federal income tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of our Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business within the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation for United States federal income tax purposes, you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, you are generally exempt from backup withholding (but not the withholding described above) and information reporting (other than information reporting on Internal Revenue Service Form 1042-S if you do not hold common stock through a qualified intermediary) requirements with respect to:

•	dividend payments, and

•	the payment of the proceeds from the sale of our common stock effected at a United States office of a broker,

as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, generally, in the case of a non-U.S. holder that is a partnership or certain type of trust, such forms certifying that each partner in the partnership or beneficiary of the trust is) a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Generally, payment of the proceeds from the sale of our common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale of our common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.

This information reporting requirement will not apply, however, to a payment of sales proceeds if such broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person,

•	a controlled foreign corporation (generally a corporation controlled by U.S. persons) for United States tax purposes,

•	a non-U.S. person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a non-U.S. partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such partnership is engaged in the conduct of a United States trade or business.

This information reporting requirement will not apply, however, to a payment of sales proceeds if such broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Brian J. Morris, Esq. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. As of the date of this prospectus supplement, such counsel owned less than 1% of the common stock of Prudential Financial. Cleary Gottlieb Steen & Hamilton LLP regularly provides legal services to us and our subsidiaries.

PROSPECTUS

Prudential Financial, Inc.

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

Prudential Financial Capital Trust II

Prudential Financial Capital Trust III

Preferred Securities

guaranteed by Prudential Financial, Inc.

to the extent set forth in this prospectus

We or either of the trusts named above may offer these securities, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We or either of the trusts named above may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

Prudential Financial, Inc.’s common stock, other than the Class B Stock, is listed on the New York Stock Exchange under the symbol “PRU”. There is no established public trading market for Prudential Financial, Inc.’s Class B Stock.

Investing in the securities involves risks. See the section entitled “Risk Factors” beginning on page 2 and, if applicable, any risk factors described in any accompanying prospectus supplement or in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Prudential Financial, Inc., either of the trusts named above or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated March 11, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we or the trusts may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus describes some of the general terms that may apply to the securities that we or the trusts may offer and the general manner in which the securities may be offered. Each time we or the trusts sell securities, we or the trusts will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which they may be offered. We and any underwriter or agent that we may from time to time retain may also provide you with other information relating to an offering, which we refer to as “other offering material”. A prospectus supplement or any such other offering material provided to you may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material United States federal income tax considerations and considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA”. A prospectus supplement or such other offering material may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you must rely on the information in the prospectus supplement or other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided to you. You should read this prospectus and any prospectus supplement or other offering material together with additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room mentioned under the heading “Where You Can Find More Information”.

You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference, and in other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. Neither we nor the trusts, nor any underwriters or agents whom we may from time to time retain, have authorized anyone to provide you with different information. Neither we nor the trusts are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any document incorporated by reference, or any other offering material is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the trusts may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us or the trusts directly or through dealers or agents designated from time to time. If we or the trusts, directly or through agents, solicit offers to purchase the securities, we and the trusts reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. In addition, selling securityholders may sell securities on terms described in the applicable prospectus supplement.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act”.

References in this prospectus to the “Company”, “Prudential Financial, Inc.”, “Prudential Financial”, “we”, “us” or “our” refer to Prudential Financial, Inc. only and do not include its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$”.

RISK FACTORS

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference in this prospectus and, if applicable, in any prospectus supplement, pricing supplement or free writing prospectus used in connection with an offering of our securities, as well as the information relating to us identified herein in “Note Regarding Forward-Looking Statements and Certain Risks”, before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Common Stock is traded on the New York Stock Exchange under the symbol “PRU”. You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information furnished under the applicable items of our Current Reports on Form 8-K is not incorporated by reference in this registration statement and prospectus, unless specifically stated in a prospectus supplement. We incorporate by reference the documents listed below and filings that we will make after the date of filing the initial registration statement and prior to the effectiveness of the registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Definitive proxy statement filed on March 21, 2008, pursuant to Section 14 of the Exchange Act;

•	Definitive additional materials filed on March 24, 2008, March 25, 2008 and March 26, 2008 pursuant to Section 14 of the Exchange Act; and

•	Current Reports on Form 8-K filed on May 16, 2008 (with respect only to Item 5.02), September 9, 2008, February 10, 2009 and February 18, 2009.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Prudential Financial, Inc.

751 Broad Street

Newark, New Jersey 07102

(973) 802-6000

We have not included or incorporated by reference in this prospectus any separate financial statements of the trusts. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our debt securities; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

We do not expect that the trusts will be required to file information with the SEC on an ongoing basis, for as long as we continue to file our information with the SEC.

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

Certain of the statements included in this prospectus may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others:

•

general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets, particularly in light of ongoing severe economic conditions and the severe stress experienced by the global financial markets that began in the second half of 2007 and has continued and substantially increased since then;

•	the availability and cost of external financing for our operations, which has been affected by the stress experienced by the global financial markets;

•	interest rate fluctuations;

•	reestimates of our reserves for future policy benefits and claims;

•

differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes;

•	changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill;

•	changes in our claims-paying or credit ratings;

•	investment losses, defaults and counterparty non-performance;

•	competition in our product lines and for personnel;

•	changes in tax law;

•	economic, political, currency and other risks relating to our international operations;

•	fluctuations in foreign currency exchange rates and foreign securities markets;

•	regulatory or legislative changes, including government actions in response to the stress experienced by the global financial markets;

•	adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses;

•	domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life;

•	ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks;

•	effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions;

•	changes in statutory or U.S. GAAP accounting principles, practices or policies;

•	changes in assumptions for retirement expense;

•

Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and

•	risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business.

As noted above, the adverse market and economic conditions that began in the second half of 2007 have continued and substantially worsened since then. The foregoing risks are even more pronounced in these unprecedented market and economic conditions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

PRUDENTIAL FINANCIAL, INC.

Business

Prudential Financial, Inc., a financial services leader with approximately $558 billion of assets under management as of December 31, 2008, has operations in the United States, Asia, Europe and Latin America. Through our subsidiaries and affiliates, we offer a wide array of financial products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. We offer these products and services to individual and institutional customers through one of the largest distribution networks in the financial services industry.

We are a holding company, and our principal asset is investments in subsidiaries. As a holding company, the principal sources of funds available to meet our obligations are dividends, returns of capital, loans or advances, or other intercompany transfers of funds from our subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under our obligations or to make any funds available for such payment. Because we are principally a holding company, our right to participate in any distribution of assets of any of our subsidiaries, including The Prudential Insurance Company of America, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries, and you, as holders of debt securities, should look only to our assets for payment thereunder.

Prudential Financial has two classes of common stock outstanding: our Class A Common Stock, which we refer to as our “Common Stock” in this prospectus and which began trading on December 13, 2001 on the New York Stock Exchange under the symbol “PRU”, reflects the performance of the Financial Services Businesses, while our Class B Stock, which was issued through a private placement and does not trade on any exchange, reflects the performance of the Closed Block Business. On December 18, 2001, our date of demutualization, The Prudential Insurance Company of America converted from a mutual life insurance company owned by its policyholders to a stock life insurance company and became an indirect, wholly owned subsidiary of Prudential Financial.

We are incorporated under the laws of the State of New Jersey.

Our Executive Offices

Our registered office and principal executive offices are located at 751 Broad Street, Newark, New Jersey 07102. Our telephone number is (973) 802-6000.

PRUDENTIAL FINANCIAL CAPITAL TRUSTS

Prudential Financial Capital Trust II and Prudential Financial Capital Trust III are statutory trusts created under Delaware law. Each trust exists only for the purposes of:

•	issuing the preferred securities, which represent preferred undivided beneficial ownership interests in each trust’s assets;

•	issuing the common securities, which represent common undivided beneficial ownership interests in each trust’s assets, to us;

•	using the proceeds from the issuances to purchase one or more series of securities issued by us, including senior debt securities, subordinated debt securities and warrants;

•	maintaining each trust’s status as a grantor trust for federal income tax purposes; and

•	engaging in only those other activities necessary, advisable or incidental to these purposes, such as registering the transfer of preferred securities.

Any senior or subordinated, convertible or non-convertible, debt securities or any warrants that we sell to each trust will be its sole assets, and, accordingly, payments under those securities will be its sole revenues and such trust’s ability to distribute shares of our Common Stock or other securities upon conversion of the preferred securities, if convertible, will depend solely on our performance under the warrants sold by us to such trust.

We will acquire and own all of the common securities of each trust. The common securities will rank equally with, and payments will be made on the common securities pro rata with, the preferred securities, except that upon an event of default under the amended and restated declaration of trust resulting from an event of default under the senior or subordinated debt securities, our rights as holder of the common securities to distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the preferred securities. We will guarantee distributions on the preferred and the common securities to the extent of available trust funds. See “Effect of Obligations Under the Debt Securities and the Trust Guarantees”.

Each trust will dissolve on a date certain, but may dissolve earlier, in either case, as provided in its respective amended and restated declaration of trust. Each trust’s business and affairs are conducted by the trustees. The trustees for the trusts are The Bank of New York Mellon, a New York banking corporation, as successor to JPMorgan Chase Bank, N.A., as property trustee, BNY Mellon Trust of Delaware, a Delaware corporation, as successor to Chase Bank USA, N.A., as the Delaware trustee, and three regular trustees or “administrative trustees” who are officers of us. The Bank of New York Mellon, as property trustee, acts as sole indenture trustee under each declaration of trust, and also acts as guarantee trustee under the guarantees and as indenture trustee under the senior and subordinated debt indentures. The duties and obligations of each trustee are governed by the amended and restated declaration of trust for each trust.

As issuer of the debt securities to be purchased by each trust and as sponsor of each trust, we will pay all fees, expenses, debts and obligations (other than the payment of distributions and other payments on the preferred securities) related to each trust and any offering of each trust’s preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each trust. The registered offices of the trusts in Delaware are c/o BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711, and their telephone number is (302) 283-8905.

The accounting treatment of the trusts will be specified in the applicable prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds from the sale or resale of the securities referenced in this prospectus for (a) general corporate purposes, which may include, among other things, working capital, contributions of capital to our insurance underwriting and other subsidiaries, capital expenditures, the repurchase of shares of Common Stock, the repayment of short-term borrowings or other debt or acquisitions, or (b) any other purpose disclosed in the applicable prospectus supplement. Unless otherwise indicated in an accompanying prospectus supplement, the trusts will use all proceeds received from the sale of their preferred securities to purchase our senior or subordinated debt securities.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

The following briefly summarizes some provisions of our senior debt indenture and our subordinated debt indenture that would be important to holders of debt securities. The following description may not be complete, may be supplemented in prospectus supplements, and is subject to, and qualified in its entirety by reference to, the terms and provisions of our senior debt indenture and our subordinated debt indenture that are exhibits to the registration statement that contains this prospectus.

Overview

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated obligations.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under a subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior indebtedness”, as defined in the subordinated debt indenture. Neither indenture limits our ability to incur additional senior indebtedness.

In this prospectus, “debt securities” refers to both the senior debt securities and the subordinated debt securities.

We are a Holding Company

Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, including The Prudential Insurance Company of America, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including liabilities under contracts of insurance and annuities written by our insurance subsidiaries, and you, as holders of debt securities, should look only to our assets for payment thereunder.

Indentures and Trustees

Our senior debt securities and our subordinated debt securities each are governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. The senior debt indenture is a contract between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., which acts as trustee. The subordinated debt indenture is a contract between us and The Bank of New York Mellon (formerly known as The Bank of New York), which acts as trustee. The indentures are substantially identical, except for the covenant described below under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiary”, which is included only in the senior debt indenture, and the event of default described below relating to sinking fund obligations and the provisions relating to subordination, which are included only in the subordinated debt indenture.

Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

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First, the trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described later under “—Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new holder if you sell them and sending you notices.

The indentures and their associated documents contain the full legal text of the matters described in this section. A copy of the senior debt indenture, the second and third supplemental indentures to the senior debt indenture and the subordinated debt indenture appear as exhibits to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

Different Series of Debt Securities

We may issue as many distinct series of debt securities under either indenture as we wish. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement which describes the terms of each series of debt securities will also describe any differences with the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We discuss only the more important terms in this prospectus. Whenever we refer to the defined terms of the indentures in this prospectus or in a prospectus supplement, those defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

Tax Treatment of Original Issue Discount and Other Debt Securities

The prospectus supplement relating to specific debt securities will describe the U.S. federal income tax considerations applicable to such specific debt securities. We may issue debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount and which may provide that, upon redemption or acceleration of maturity, an amount less than their principal amounts will be payable. An original issue discount debt security may be a zero-coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity. The prospectus supplement relating to original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. We also may issue debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, which may trigger special U.S. federal income tax, accounting and other consequences, all as described in more detail in the prospectus supplement relating to any of the particular debt securities.

A Prospectus Supplement Will Describe the Specific Terms of a Series of Debt Securities

The specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and the pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	if the series of debt securities are subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;

•	the aggregate principal amount of the series of debt securities and any limit thereon;

•	the person to whom interest on a debt security is payable, if that person is not a holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

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the rate or rates, which may be fixed, variable or indexed, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

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if the series of debt securities are subordinated debt securities, the right, if any, to defer payment of interest or extend the interest payment periods and the duration of any such deferral or extension period, including the maximum consecutive period during which interest payment periods may be extended;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at our option or the option of the holder;

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the date, if any, on or after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

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if the debt securities may be converted into or exercised or exchanged for our Common Stock or preferred stock or any other of our securities, or of securities of any third party, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of Common Stock or preferred stock or such other securities issuable upon conversion, exercise or exchange may be adjusted;

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whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the securities subject to resale;

•	the denominations in which the series of debt securities will be issuable, including if other than in denominations of $1,000 and any integral multiple thereof;

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if other than the principal amount thereof, the portion of the principal amount of the series of debt securities which will be payable upon the declaration of acceleration of the maturity of that series of debt securities;

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the currency or currencies, including currency units or composite currencies, of payment of principal, premium, if any, and interest on the series of debt securities and any special considerations relating to that currency or those currencies;

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if the currency or currencies, including currency units or composite currencies, of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest, if any, on the series of debt securities;

•	the applicability of the provisions described below under “—Restrictive Covenants” and “—Defeasance”;

•	any event of default under the series of debt securities if different from those described below under “—Default and Related Matters—Events of Default—What Is an Event of Default?”;

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if the series of debt securities will be issuable only in the form of a global security, as described below under “—Legal Ownership—Global Securities”, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	if applicable, a discussion of U.S. federal income tax considerations applicable to specific debt securities;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other special feature of the series of debt securities.

Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

Legal Ownership

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers in “street name” as legal holders of debt securities. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you are responsible for checking with your own institution to find out:

•	how it handles securities payments and notices;

•	how it would handle a request for the holders’ consent if ever required;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, which means those who are registered as holders of debt securities. As noted above, we will not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we will have no further responsibility for that payment even if that registered holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Securities

What Is a Global Security? A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”.

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you cannot get debt securities registered in your own name except in certain limited circumstances as described below under “—Special Situations When Global Security Will Be Terminated”;

•	you cannot receive physical certificates for your interest in the debt securities;

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you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Street Name and Other Indirect Holders”;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

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the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

Special Situations When Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder.

The special situations for termination of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	when we notify the trustee that we wish to terminate (subject to the procedures of the depositary) the global security; or

•	when an event of default on the debt securities has occurred and has not been cured.

Defaults are discussed later under “—Default and Related Matters”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description, “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “—Street Name and Other Indirect Holders”.

Overview of the Remainder of this Description

The remainder of this description summarizes:

•	additional mechanics relevant to our debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	subordination provisions in the subordinated debt indenture that may prohibit us from making payments on those securities;

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a restrictive covenant contained in the senior debt indenture that restricts our ability to incur liens and other encumbrances on the Common Stock of some of our subsidiaries. A particular series of debt securities may have additional, fewer or different restrictive covenants;

•	situations in which we may invoke the provisions relating to defeasance;

•	your rights if we default or experience other financial difficulties;

•	conversion or exchange rights;

•	redemption; and

•	our relationship with the trustee.

Additional Mechanics

Form, Exchanges and Transfer of our Debt Securities

Form. The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the applicable prospectus supplement, in denominations that are integral multiples of $1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Exchanges and Transfers. You may exchange or transfer debt securities at the office of the trustee. You may also replace lost, stolen, destroyed or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar”. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day, called the “regular record date”, in advance of each due date for interest, even if you no longer own the debt security on the interest due date. The regular record date is usually about two weeks in advance of the interest due date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called accrued interest.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in The City of New York. That office is currently located at 101 Barclay Street, 8W, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how you will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm, or to buy or lease substantially all of the assets of another company or firm. However, we may not take any of these actions unless the following conditions, among others, are met:

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If we merge out of existence or sell or lease substantially all our assets, the other company or firm may not be organized under a foreign country’s laws; that is, it must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities.

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The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

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It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. We have promised in our senior debt indenture to limit these preferential rights on voting stock of any designated subsidiary, called liens, as discussed under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiary”. If a merger or other transaction would create any liens on the voting stock of our designated subsidiary, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same voting stock to the direct holders of the senior debt securities.

Modification and Waiver

There are four types of changes we can make to either indenture and the applicable series of debt securities issued under that indenture.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change to the payment due date of the principal or interest on a debt security;

•	reduction of any amounts due on a debt security;

•	reduction of the amount of principal payable upon acceleration of the maturity of a debt security, including the amount payable on an original issue discount security, following a default;

•	change to the place or currency of payment on a debt security;

•	impairment of your right to sue for payment of any amount due on your debt security;

•	impairment of any right that you may have to exchange or convert the debt security for or into other securities or property;

•	reduction of the percentage of direct holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduction of the percentage of direct holders of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modification of any other aspect of the provisions dealing with modification and waiver of the applicable indenture.

Changes Requiring a Majority Vote. The second type of change to a particular indenture and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of each series affected thereby. Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring approval.

Each indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes referenced in our indentures that would not adversely affect holders of the debt securities.

Changes by Waiver Requiring a Majority Vote. Fourth, we need the approval of direct holders of senior debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants, including the one described below under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiaries”. We also need such majority approval to obtain a waiver of any past default, except a payment default listed in the first category described later under “—Default and Related Matters—Events of Default”.

Modification of Subordination Provisions. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect without the consent of the direct holders of a majority in aggregate principal amount of each affected series.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

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for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

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for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security described in the applicable prospectus supplement; or

•	for debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance”.

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are direct holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date.

If you are a street name holder or other indirect holder, you should consult your bank or broker for information on how you may grant or deny approval if we seek to change an indenture or the debt securities or request a waiver.

Subordination Provisions

Direct holders of subordinated debt securities must recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

Senior Indebtedness

Under the subordinated debt indenture, “senior indebtedness” includes all of our obligations to pay principal, premium, if any, interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of or evidenced by other instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit, bankers’ acceptances or similar facilities;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements; and

•	pursuant to our guarantee of another entity’s obligations and all dividend obligations guaranteed by us.

The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness we owe to a subsidiary of ours; and

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indebtedness we owe to any trust, including Prudential Financial Capital Trust II and Prudential Financial Capital Trust III, or a trustee of such trust, partnership or other entity affiliated with us, that is our financing vehicle, and which has issued equity securities or other securities that are similar to the preferred securities, unless the terms of that indebtedness expressly provide otherwise.

Payment Restrictions on our Subordinated Debt

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

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in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

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(a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).

If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

Restrictive Covenants

General

We have made certain promises in each indenture called covenants where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business. In addition, in the senior debt indenture, but not in the subordinated debt indenture, we have made the promise described in the next paragraph.

Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiary

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including the direct holders of the senior debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the senior debt indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by an encumbrance such as a mortgage, pledge, lien, security interest or other encumbrance on the common stock of our designated subsidiary, of any successor to substantially all of the business of the designated subsidiary which is also a subsidiary of Prudential Financial, or of any corporation, other than Prudential Financial, directly or indirectly controlling the designated subsidiary. We do not need to comply with this restriction if we also secure all the senior debt securities that are deemed outstanding under the senior debt indenture equally with, or prior to, the indebtedness being secured, together with, if we so choose, any of our designated subsidiary’s other indebtedness. This restriction, however, does not apply to the $1,750,000,000 aggregate principal amount of notes of Prudential Holdings, LLC, which are secured by an encumbrance on common stock of the designated subsidiary. This promise does not restrict our ability to sell or otherwise dispose of our interests in our designated subsidiary.

Our designated subsidiary means The Prudential Insurance Company of America.

Defeasance

The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Full Defeasance

If there is a change in U.S. federal income tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

•

we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

there must be a change in current U.S. federal income tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.);

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•

no event or condition may exist that, under the provisions described above under “—Subordination Provisions”, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•

we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” would not apply. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities without causing tax consequences to you. This type of release is called covenant defeasance. If we ever accomplished covenant defeasance, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•

we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•

our promises regarding conduct of our business previously described above under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiary”, and any other covenants applicable to the series of debt securities and described in the prospectus supplement;

•	the condition regarding the treatment of liens when we merge or engage in similar transactions, as described above under “—Special Situations—Mergers and Similar Events”; and

•	the events of default relating to breach of covenants, described below under “—Default and Related Matters—Events of Default—What Is an Event of Default?”.

In addition, in the case of subordinated debt securities, the provisions described above under “—Subordination Provisions” will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default and Related Matters

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means that you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our debt obligations and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture and as described above under “—Subordination Provisions”.

Events of Default

You will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection.

What Is an Event of Default? The term “event of default” means any of the following:

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•

with respect only to subordinated debt securities, we do not deposit money into a separate custodial account, known as a sinking fund, when such deposit is due if we agree to maintain any such sinking fund;

•

we remain in breach of the restrictive covenant described previously under “—Restrictive Covenants—Limitation on Liens and Other Encumbrances on Voting Stock of Designated Subsidiary” or default in the observance or performance of any other covenant, warranty or agreement contained in the applicable indenture that continues for a period of 90 days after we have received written notice specifying the default and demanding that such default be remedied from the trustee or the holders of at least 25% in principal amount of the outstanding securities of the affected series, except in the case of a default with respect to the “Consolidation, Merger and Sale of Assets” covenant, which will constitute an event of default with such notice requirement but without such passage of time requirement; provided that our failure to comply with the requirements of Section 314(a) of the Trust Indenture Act of 1939, as

amended (the “Trust Indenture Act”), or our filing obligation, as defined below, or to file a report with the SEC as contemplated in the indenture or otherwise will not constitute an event, which with the giving of notice and the passage of time pursuant to this bullet, would constitute an event of default;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

Remedies If an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available to you upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions”. If an event of default has occurred and has not been cured or waived, the trustee or the direct holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount, or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security, of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series.

You should refer to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•

the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default.

Reports

The indentures provide that any documents or reports that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after we have filed those documents or reports with the SEC (the “filing obligation”). Under the Trust Indenture Act, we may have a separate obligation to file with the trustee documents or reports that we are required to file with the SEC. Our failure to comply with either the filing obligation or any such filing obligation we may have under the Trust Indenture Act is not an event that will result in an event of default under the indentures. Accordingly, acceleration of our obligations under the debt securities will not be a remedy for our failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action for damages.

Conversion or Exchange

The terms on which debt securities of any series are convertible into or exchangeable for our Common Stock or other securities or property of ours or of third parties will be set forth in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or manner for calculating such a price;

•	the exchange or conversion period; and

•	whether the conversion or exchange is mandatory, at the option of the holder, or at our option.

The terms may also include calculations pursuant to which the number of shares of our or a third party’s common stock or other securities or property to be received by the holders of debt securities would be determined according to the market price of our Common Stock or other securities or property of ours or of third parties as of a time stated in the prospectus supplement. The conversion or exchange price of any debt securities of any series that is convertible into our Common Stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, in each case as we may describe in the applicable prospectus supplement.

Redemption

Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.

If we issue redeemable debt securities, the dates and terms on which those securities are mandatorily or optionally redeemable will be set forth in the applicable prospectus supplement. We may, as applicable, redeem any series of those debt securities after its issuance date in whole or in part at any time and from time to time. We may redeem debt securities in denominations larger than $1,000 but only in integral multiples of $1,000.

If a series of debt securities is redeemable, the redemption price for any debt security that we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date, unless otherwise specified in the applicable prospectus supplement.

Governing Law

The indentures are, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Our Relationship With the Trustee

The trustee under our senior indenture is The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A. The trustee under our subordinated indenture is The Bank of New York Mellon (formerly known as The Bank of New York). We and our subsidiaries maintain banking and other service relationships with The Bank of New York Mellon.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

We may issue preferred stock in one or more series, as described below. The following briefly summarizes some provisions of our amended and restated certificate of incorporation that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation, which is an exhibit to the registration statement that contains this prospectus.

The description of most of the financial and other specific terms of your series will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your series of preferred stock as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your series of preferred stock.

Reference to a series of preferred stock means all of the shares of preferred stock issued as part of the same series under a certificate of designations filed as part of our amended and restated certificate of incorporation.

Our Board is Authorized to Issue Many Classes or Series of Preferred Stock

We have authorized 10,000,000 shares of preferred stock with a par value of $0.01 per share. Under our amended and restated certificate of incorporation, our board of directors is expressly authorized, without further action by our shareholders, to provide for the issuance of all or any of the authorized shares of preferred stock in one or more classes or series and to fix for each class or series the voting powers (which means, full, limited, or no voting powers), and the distinctive designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, and to issue such shares. These rights and preferences may be superior to Common Stock as to dividends, voting rights and distributions of assets, upon liquidation or otherwise.

Without limitation, the shares of preferred stock may be convertible into, or exchangeable for, shares of any other class or classes of stock or of any other series of the same or any other class or classes of stock, if our board of directors so determines. However, our board of directors does not have the authority to issue any shares of preferred stock that are convertible into or exchangeable for shares of Class B Stock or that have dividend, liquidation or other preferences with respect to the Class B Stock but not the Common Stock or disproportionately with respect to the Class B Stock as compared to the Common Stock unless holders of a majority of the outstanding shares of Class B Stock approve. Our board of directors has the authority to change the designation or number of shares of preferred stock, or the relative rights, preferences and limitations of any class or series of preferred stock previously established and issued. Our board of directors will fix the terms of the series of preferred stock it designates by resolution adopted as may be permitted by the New Jersey Business Corporation Act before we issue any shares of the series of preferred stock.

The prospectus supplement relating to the particular series of preferred stock will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated value of the preferred stock;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated certificate of incorporation.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock, each series of preferred stock will rank equally in all respects with each other series of preferred stock and prior to our Common Stock as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Dividends

Holders of each series of preferred stock will be entitled to receive dividends only when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends, if any, will be set forth in the applicable prospectus supplement relating to each series of preferred stock.

Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as set forth in the applicable prospectus supplement.

We may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to the series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of preferred stock if it pays dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock if it pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

Liquidation Preferences

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each series of our preferred stock will have the right, as described in the applicable prospectus supplement, to receive distributions upon liquidation in the amount specified, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the Common Stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking equally regarding liquidation rights are not paid in full, the holders of the preferred stock of that series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Conversion or Exchange Rights

The prospectus supplement relating to any series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that series are convertible into or exercisable or exchangeable for shares of Common Stock, another series of our preferred stock or any other securities registered pursuant to the registration statement of which this prospectus forms a part, or for securities of any third party.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

The following briefly summarizes some provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered, and it will provide any additional provisions applicable to the depositary shares or depositary receipts being offered, including their tax treatment. The following description and any description in a prospectus supplement may not be complete and each is subject to, and qualified in its entirety by reference to the terms and provisions of the form of deposit agreement to be filed as an exhibit to the registration statement which contains this prospectus.

Description of Depositary Shares

We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of the particular series of preferred stock issued and deposited with a depositary to be designated by us. The fraction or the multiple of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the preferred shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights may include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

While definitive engraved depositary receipts (certificates) are being prepared, we may instruct the depositary to issue temporary depositary receipts, which will entitle holders to all the rights of the definitive depositary receipts and be substantially in the same form. The depositary will prepare definitive depositary receipts without unreasonable delay, and we will pay for the exchange of your temporary depositary receipts for definitive depositary receipts.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Dividends and Other Distributions

The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock, after deducting its fees and expenses. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock represented by depositary shares is subject to redemption, we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable methods as the depositary will decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of one year from the date we deposit the funds.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all shares of that series held by it proportionately with instructions received.

Conversion or Exchange

The depositary, with our approval or at our instruction, will convert or exchange all depositary shares if the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will need to deposit the other preferred stock, Common Stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to:

•	the exchange or conversion rate per share of preferred stock, multiplied by the fraction or multiple of a share of preferred stock represented by one depositary share;

•	plus all money and any other property represented by one depositary share; and

•	including all amounts per depositary share paid by us for dividends that have accrued on the preferred stock on the exchange or conversion date and that have not been paid.

The depositary shares, as such, cannot be converted or exchanged into other preferred stock, Common Stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of our preferred stock or Common Stock or to exchange the preferred stock for any other securities registered pursuant to the registration statement of which this prospectus forms a part. If the depositary shares carry this right, we would agree that, upon the payment of any applicable fees, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges, other than any change in the fees of any depositary, registrar or transfer agent, or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock”, to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which they or the underlying preferred stock are convertible or exchangeable;

•	each share of preferred stock has been converted into or exchanged for Common Stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time we wish. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct;

•

we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity; and

•	we and the depositary may rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of a notice of resignation or removal of the depositary, we will appoint a successor depositary.

DESCRIPTION OF OUR COMMON STOCK

The following briefly summarizes some provisions of our amended and restated certificate of incorporation and amended and restated by-laws that would be important to holders of our Common Stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated certificate of incorporation and amended and restated by-laws which are exhibits to the registration statement that contains this prospectus. See “Where You Can Find More Information” for information about where you can obtain a copy of these documents.

Our Common Stock

We have authorized 1,500,000,000 shares of Common Stock with a par value of $0.01 per share. Our authorized capital also consists of 10,000,000 shares of another class of common stock, the Class B Stock. The Common Stock and the Class B Stock are separate classes of common stock under New Jersey corporate law. We are not offering any Class B Stock by means of this prospectus. The Common Stock reflects the performance of the Financial Services Businesses and the Class B Stock reflects the performance of the Closed Block Business. As of March 9, 2009, approximately 422,300,000 shares of Common Stock were outstanding. The outstanding shares of Common Stock are, and the shares of Common Stock offered by this prospectus when issued will be, fully paid and non-assessable. As of the date of this prospectus, 2,000,000 shares of Class B Stock are outstanding, all of which are beneficially owned by American International Group, Inc. and Pacific Life Corp. References in this prospectus to our Common Stock do not include Class B Stock.

Our Common Stock is listed on the New York Stock Exchange under the symbol “PRU”.

Dividend Rights

Holders of Common Stock and of Class B Stock may receive cash dividends as declared by our board of directors out of funds legally available for that purpose, subject to the rights of any holders of any preferred stock. To the extent dividends are paid on the Class B Stock, shares of Class B Stock are repurchased or the Closed Block Business has net losses, the amount legally available for dividends on the Common Stock will be reduced.

In addition, payment of dividends is subject to the following additional conditions:

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holders of Common Stock are entitled to receive dividends only out of the assets of the Financial Services Businesses that are legally available therefor under the New Jersey Business Corporation Act as if the Financial Services Businesses were a separate New Jersey corporation; and

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holders of Class B Stock are entitled to receive dividends only out of the assets of the Closed Block Business that are legally available therefor under the New Jersey Business Corporation Act as if the Closed Block Business were a separate New Jersey corporation.

We have the right and expect to pay dividends on the Common Stock and Class B Stock in unequal amounts. We have the right to pay dividends on the Class B Stock without paying dividends on the Common Stock, as well as the right not to pay dividends on the Class B Stock even when funds legally available for dividends exist.

We will pay dividends on the Class B Stock in an aggregate amount per year that is at least equal to the lesser of (1) $19.25 million and (2) what we call the CB Distributable Cash Flow for the applicable year. We have, however, the flexibility to suspend dividends on the Class B Stock. If we do that despite the fact that CB Distributable Cash Flow exists for any period, then you, as a holder of Common Stock, will not receive dividends on your Common Stock for that period.

CB Distributable Cash Flow means, for any quarterly or annual period, the sum of

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the excess of (a) the Surplus and Related Assets over (b) the “Required Surplus” applicable to the Closed Block Business within The Prudential Insurance Company of America, to the extent that The Prudential Insurance Company of America is able to distribute such excess as a dividend to Prudential Holdings, LLC (its immediate parent holding company, which is a wholly owned subsidiary of Prudential Financial) under New Jersey law without giving effect, directly or indirectly, to the “earned surplus” requirement of Section 17:27A-4c.(3) of the New Jersey Insurance Holding Company Systems Law, plus

•

any amount held by Prudential Holdings, LLC allocated to the Closed Block Business in excess of remaining debt service payments on the IHC debt. For purposes of the foregoing, “Required Surplus” means the amount of surplus applicable to the Closed Block Business within The Prudential Insurance Company of America that would be required to maintain a quotient (expressed as a percentage) of (a) the “Total Adjusted Capital” applicable to the Closed Block Business within The Prudential Insurance Company of America (including any applicable dividend reserves) divided by (b) the “Company Action Level RBC” applicable to the Closed Block Business within The Prudential Insurance Company of America, equal to 100%, where “Total Adjusted Capital” and “Company Action Level RBC” are as defined in the regulations promulgated under the New Jersey Dynamic Capital and Surplus Act of 1993. These amounts will be determined according to statutory accounting principles.

Voting Rights

Each share of Common Stock and each share of Class B Stock gives the respective owner of record one vote on all matters submitted to a shareholder vote. The Common Stock and the Class B Stock vote together as a single class on all matters submitted to a shareholder vote, except as otherwise required by law and except that the holders of the Class B Stock have certain class voting or consent rights, including as noted below. Accordingly, the holders of a majority of the outstanding shares of Common Stock and Class B Stock voting for the election of directors can elect all of the directors if they choose to do so, subject to any voting rights granted to holders of preferred stock.

Actions requiring approval of shareholders will generally require approval by a majority vote at a meeting at which a quorum is present. Our amended and restated certificate of incorporation provides that, with respect to shares of Common Stock, Class B Stock and any shares of preferred stock voting together with the Common Stock as a class, the holders of 50% of the shares entitled to cast votes at a meeting of shareholders shall constitute a quorum at all meetings of shareholders for the transaction of business.

In addition to any class voting rights provided by law, holders of the Class B Stock are entitled to vote as a class with respect to:

•	any proposal by our board of directors to issue

(1) shares of Class B Stock in excess of an aggregate of two million outstanding shares, other than issuances pursuant to a stock split or stock dividend paid ratably to all holders of Class B Stock,

(2) any shares of preferred stock that are exchangeable for or convertible into Class B Stock, or

(3) any debt securities, rights, warrants or other securities that are convertible into, exchangeable for, or provide a right to acquire shares of, Class B Stock; or

•

the approval of the actuarial or other competent firm selected for purposes of determining the Fair Market Value of the Class B Stock in connection with any exchanges or conversions discussed below under “—Exchange and Conversion of Class B Stock”.

In addition, pursuant to the subscription agreement for the Class B Stock, the approval or consent of the holders of the Class B Stock is required for various matters affecting the Class B Stock or the Closed Block

Business, including material changes in the investment policies for the Surplus and Related Assets. The approvals or consents of the Class B stockholders require the approval of the shares having a majority of the voting power of the Class B Stock.

Liquidation Rights

In the event of a liquidation, dissolution or winding-up of Prudential Financial, the holders of Common Stock and any Class B Stock will be entitled to receive a proportionate share in our net assets that remain after paying all liabilities and the liquidation preferences of any preferred stock.

This proportionate share will be determined as follows:

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If no Class B Stock is outstanding at the time of a liquidation, dissolution or winding-up of Prudential Financial, each share of Common Stock will be entitled to an equal share of any net assets of Prudential Financial after paying all of our liabilities and the liquidation preference of any preferred stock.

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If shares of Class B Stock are outstanding at the time of a liquidation, dissolution or winding-up of Prudential Financial, each share of Common Stock and of Class B Stock will be entitled to a share of net liquidation proceeds in proportion to the respective liquidation units of each class. The formula below explains the computation of liquidation units.

In the second case, where shares of Class B Stock are outstanding, each share of Common Stock will have one liquidation unit. Each share of Class B Stock will have a number of liquidation units (including a fraction of one liquidation unit) that is equal to the quotient (rounded to the nearest five decimal places) of (i) the issuance price per share of the Class B Stock divided by (ii) the average market value of one share of Common Stock during the 20 consecutive trading day period ending on (and including) February 16, 2002. During this 20-day period, the Common Stock had an average market value, as reported by Bloomberg, of approximately $30.90 per share. Accordingly, each share of Common Stock has one liquidation unit and each share of Class B Stock has 2.83215 liquidation units; that is, the issuance price of $87.50 divided by the average market value per share of Common Stock, as described above.

Neither a merger nor a consolidation of us with any other entity, nor a sale, transfer or lease of all or any part of our assets would alone be deemed a liquidation, dissolution or winding-up for these purposes.

Pre-emptive Rights

Holders of our Common Stock and of our Class B Stock have no pre-emptive rights with respect to any shares of capital stock that we may issue in the future.

Shareholder Rights Plan

The following is a summary of the material terms of our shareholder rights agreement and each statement is qualified in its entirety by reference to the shareholder rights agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information about where you can obtain a copy of this document.

On December 18, 2001, our shareholder rights agreement became effective. The shareholder rights plan does not apply to any share of Class B Stock. Our transfer agent, Computershare Limited, is the rights agent under the shareholder rights agreement. The shareholder protection rights will not prevent a takeover of us. However, the rights may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer shareholders the opportunity to sell their shares at a price above the prevailing market rate and/or may be favored by a majority of the shareholders.

Right to Purchase Preferred Stock. Under the shareholder rights agreement, each outstanding share of Common Stock is coupled with one shareholder protection right. Each right initially entitles the holder to purchase 1/1000 of a share of a series of our preferred stock upon payment of the exercise price, which the board has initially set at $110 per right, subject to adjustment from time to time.

Exercise of Protection Rights. The shareholder protection rights are not exercisable until the distribution date, when they will become transferable separately from the Common Stock. The distribution date is the earlier of:

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the tenth business day after the first public announcement that a person or group has become the beneficial owner of 10% or more of the total voting power of all of our outstanding capital stock or such earlier or later date as determined by our board of directors. The rights plan refers to the day of public announcement as the “stock acquisition date” and the person or group as an “acquiring person”; or

•	the tenth business day after the commencement of a tender or exchange offer for 10% or more of the total voting power of all of our outstanding capital stock.

If any person or group becomes an acquiring person, instead of thousandths of shares of preferred stock, each shareholder protection right will then generally represent the right to receive upon exercise an amount of Common Stock having a market value equal to twice the exercise price. If after a stock acquisition date we are acquired in a merger or other business combination or 50% or more of our consolidated assets or earnings power are sold or transferred, each shareholder protection right will then represent the right to receive upon exercise an amount of Common Stock of the acquiring person having a value equal to twice the exercise price. In addition, at any time after any person or group becomes an acquiring person but before it becomes the beneficial owner of 50% or more of the outstanding Common Stock, our board of directors may exchange all or part of the shareholder protection rights for Common Stock at an exchange ratio of 1:1.

Redemption and Expiration of Protection Rights. Our board of directors may redeem the shareholder protection rights only in whole, for one cent ($0.01) per right at any time until the tenth business day after the stock acquisition date. Unless redeemed earlier, the protection rights will expire on December 18, 2011.

Exchange and Conversion of Class B Stock

The Common Stock is not convertible.

Exchange. We may, at our option, at any time, exchange all outstanding shares of Class B Stock into that number of shares of Common Stock which have an aggregate average market value, discussed below, equal to 120% of the appraised “Fair Market Value”, discussed below, of the outstanding shares of Class B Stock.

Conversion by Holders of Class B Stock following Closed Block disposition or Change of Control. If (1) we sell or otherwise dispose of all or substantially all of the Closed Block Business or (2) a “change of control”, as defined below, of Prudential Financial occurs, we must exchange all outstanding shares of Class B Stock into that number of shares of Common Stock which have an aggregate average market value of 120% of the appraised Fair Market Value of such shares of Class B Stock.

Discretionary and Tax Event Conversion by Holders of Class B Stock. Holders of Class B Stock may convert their shares of Class B Stock into that number of shares of Common Stock which have an aggregate average market value equal to 100% of the appraised Fair Market Value of the outstanding shares of Class B Stock

(1) in the holder’s sole discretion, in the year 2016 or at any time thereafter, and

(2) at any time if (a) the Class B Stock will no longer be treated as equity of Prudential Financial for U.S. federal income tax purposes or (b) the New Jersey Department of Banking and Insurance amends, alters, changes or modifies the regulation of the Closed Block, the Closed Block Business, the Class B Stock or the IHC debt in a manner that materially adversely affects the CB Distributable Cash Flow.

In no event, however, may a holder of Class B Stock convert shares of Class B Stock to the extent such holder immediately upon such conversion, together with its affiliates, would be the “beneficial owner”, as defined under the Exchange Act, of in excess of 9.9% of the total outstanding voting power of our voting securities. In the event a holder of shares of Class B Stock requests to convert shares pursuant to clause (2)(a) above, we may elect, instead of effecting such conversion, to increase the Target Dividend Amount to $12.6875 per share per annum retroactively from the time of issuance of the Class B Stock.

Conversion upon Material Transactions Affecting Common Stock. In the event of any reclassification, recapitalization or exchange of, or any tender offer or exchange offer for, the outstanding shares of Common Stock, including by merger, consolidation or other business combination, as a result of which shares of Common Stock are exchanged for or converted into another security which is both registered under the Exchange Act and publicly traded, then the Class B Stock will remain outstanding, unless exchanged by virtue of a “change of control” occurring or otherwise, or otherwise converted, and, in the event 50% or more of the outstanding shares of Common Stock are so exchanged or converted, holders of outstanding Class B Stock will be entitled to receive, in the event of any subsequent exchange or conversion, the securities into which the Common Stock has been exchanged or converted by virtue of such reclassification, recapitalization, merger, consolidation, tender offer, exchange offer or other business combination. If, in the event of any reclassification, recapitalization or exchange, or any tender or exchange offer for, the outstanding shares of Common Stock, including by merger, consolidation or other business combination, as a result of which a majority of the outstanding shares of Common Stock are converted into or exchanged or purchased for either cash or securities which are not public securities, or a combination thereof, the holders of Class B Stock will be entitled to receive cash and/or securities of the type and in the proportion that such holders of Class B Stock would have received if an exchange or conversion of the Class B Stock had occurred immediately prior to the conversion, exchange or purchase of a majority of the outstanding shares of Common Stock and the holders of Class B Stock had participated as holders of Common Stock in such conversion, exchange or purchase. The amount of cash and/or securities payable upon such exchange or conversion will be calculated based upon the Fair Market Value of the Class B Stock as of the date on which the Common Stock was exchanged, converted or purchased and will be multiplied by 120%.

Definitions. For purposes of all exchanges and conversions,

•	“Average market value” of the Common Stock will be determined during a specified 20 trading day period preceding the time of the exchange or conversion.

•	“Change of control” means the occurrence of any of the following events, whether or not approved by our board of directors:

(a) (i) any person(s), excluding us and specified related entities, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of our then outstanding equity securities; or (ii) we merge with, or consolidate with, another person or dispose of all or substantially all of our assets to any person, other than, in the case of either clause (i) or (ii), any transaction where immediately after such transaction the persons that beneficially owned immediately prior to the transaction our then outstanding voting equity securities beneficially own more than 50% of the total voting power of the then outstanding voting securities of the surviving person; or

(b) during any year or any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors, together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason, other than pursuant to (x) a proposal or request that the board of directors be changed as to which the holder of the Class B Stock seeking the conversion has participated or assisted or is participating or assisting or (y) retirements in the ordinary course, to constitute a majority of the board of directors then in office.

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“Fair Market Value” of the Class B Stock means the fair market value of all of the outstanding shares of Class B Stock as determined by appraisal by a nationally recognized actuarial or other competent firm independent of and selected by our board of directors and approved by the holders of a majority of the outstanding shares of Class B Stock. Fair Market Value will be the present value of expected future cash flows to holders of the Class B Stock, reduced by any payables to the Financial Services Businesses. Future cash flows will be projected consistent with the policy, as described in the plan of reorganization relating to the demutualization, for the board of directors of The Prudential Insurance Company of America to declare policyholder dividends based on actual experience in the Closed Block. Following the repayment in full of the IHC debt, these cash flows shall be the excess of statutory surplus applicable to the Closed Block Business over Required Surplus, as defined in the definition of “CB Distributable Cash Flow”, for each period that would be distributable as a dividend under New Jersey law if the Closed Block Business were a separate insurer. These cash flows will be discounted at an equity rate of return, to be estimated as a risk-free rate plus an equity risk premium. The risk-free rate will be an appropriate ten-year U.S. Treasury rate reported by the Federal Reserve Bank of New York. The equity risk premium will be 8 1/4% initially, declining evenly to 4% over the following 21 years and remaining constant thereafter. Fair Market Value will be determined by appraisal as of a specified date preceding the time of the exchange or conversion.

Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

A number of provisions of our amended and restated certificate of incorporation and amended and restated by-laws concern corporate governance and the rights of shareholders. Some provisions, including those granting our board of directors the ability to issue shares of preferred stock and to set the voting rights, preferences and other terms of preferred stock without shareholder approval, may be viewed as having an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers that some shareholders may consider to be in their best interests. To the extent takeover attempts are discouraged, fluctuations in the market price of the Common Stock, which may result from actual or rumored takeover attempts, may be inhibited.

The amended and restated certificate of incorporation and the amended and restated by-laws have provisions that also could delay or frustrate the removal of directors from office or the taking of control by shareholders, even if that action would be beneficial to shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they were favorable to the interests of shareholders, and could potentially depress the market price of the Common Stock.

The following is a summary of the material terms of these provisions of our amended and restated certificate of incorporation and amended and restated by-laws. The statements below are only a summary, and we refer you to the amended and restated certificate of incorporation and amended and restated by-laws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. Each statement is qualified in its entirety by such reference. See “Where You Can Find More Information” for information about where you can obtain a copy of these documents.

Board of Directors; Number of Directors; Removal; Vacancies

Our amended and restated by-laws provide that the board of directors consists of not less than 10 nor more than 24 members, with the exact number to be determined by the board of directors from time to time. All directors are elected for terms expiring at the next annual meeting of shareholders and until such directors’ successors have been elected and qualified. The amended and restated by-laws also provide that the directors may be removed “with or without cause” upon the affirmative vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote for the election of directors.

Unless otherwise required by law, vacancies on the board of directors, including vacancies resulting from an increase in the number of directors or the removal of directors, may only be filled by an affirmative vote of a majority of the directors then in office or by a sole remaining director.

Limitations on Call of Special Meetings of Shareholders

The amended and restated by-laws provide that special meetings of shareholders may only be called by the chairman of the board of directors, the chief executive officer, the president, or the board of directors or shareholders representing at least 25% of the shares entitled to vote at a meeting.

Limitation on Written Consent of Shareholders

The amended and restated certificate of incorporation generally provides that action by holders of Common Stock cannot be taken by written consent without a meeting unless such written consents are signed by all shareholders entitled to vote on the action to be taken.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings

Our amended and restated by-laws establish advance notice procedures for shareholder proposals concerning nominations for election to the board of directors and new business to be brought before meetings of shareholders. These procedures require that notice of such shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, we must receive the notice at our principal executive offices not less than 120 nor more than 150 days prior to the anniversary date of the annual meeting of shareholders before the one in which the shareholder proposal is to be considered. The notice must contain information required by the amended and restated by-laws. These provisions make it procedurally more difficult for a shareholder to place a proposed nomination or new business proposal on the meeting agenda and therefore may reduce the likelihood that a shareholder will seek to take independent action to replace directors or with respect to other matters that are not supported by management.

Supermajority Voting Requirement for Certain Amendments to the By-laws and Charter

Our amended and restated certificate of incorporation and amended and restated by-laws require the approval of at least 80% of the votes cast at a meeting of shareholders to amend certain provisions of the amended and restated certificate of incorporation and amended and restated by-laws, including those described in this section, provided, that the number of votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon. This requirement exceeds the majority vote that would otherwise be required under the New Jersey Business Corporation Act. This supermajority requirement will make it more difficult for shareholders to reduce the anti-takeover effects of the amended and restated certificate of incorporation and amended and restated by-laws.

Limitation of Liability and Indemnification Matters

Amended and Restated Certificate of Incorporation. Our amended and restated certificate of incorporation states that a director will not be held personally liable to us or any of our shareholders for damages for a breach of duty as a director except for liability based upon an act or omission:

•	in breach of the director’s duty of loyalty to us or our shareholders,

•	not in good faith or involving a knowing violation of law, or

•	resulting in receipt by such director of an improper personal benefit.

This provision prevents a shareholder from pursuing an action for damages for breach of duty against one of our directors unless the shareholder can demonstrate one of these specified bases for liability. The inclusion of this provision in the amended and restated certificate of incorporation may discourage or deter shareholders or management from bringing a lawsuit against a director for a breach of his or her duties, even though an action, if successful, might otherwise benefit us and our shareholders. This provision does not affect the availability of non-monetary remedies like an injunction or rescission based upon a director’s breach of his or her duty of care.

Amended and Restated By-Laws. Our amended and restated by-laws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because such person is or was a director or officer of us, or is or was serving at our request as a director or officer, employee or agent of another entity. This indemnification covers expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the indemnified person in connection with such action, suit or proceeding. To receive indemnification, a person must have acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests. In the case of any criminal action or proceeding, the indemnified person also must have had no reasonable cause to believe his or her conduct was unlawful. The amended and restated by-laws limit indemnification in cases when a person has been held liable to us.

Anti-Takeover Effect of New Jersey Business Corporation Act

New Jersey Shareholders Protection Act

We are subject to the provisions of Section 14A-10A of the New Jersey Business Corporation Act, which is known as the “Shareholders Protection Act”.

Generally, the Shareholders Protection Act prohibits a publicly held New Jersey corporation with its principal executive offices or significant business operations in New Jersey, like us, from engaging in any “business combination” with any “interested stockholder” of that corporation for a period of five years following the time at which that stockholder became an “interested stockholder”. An exception applies if the business combination is approved by the board of directors before the stockholder becomes an “interested stockholder”. Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations. An “interested stockholder” is (1) any person that directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting stock of Prudential Financial; or (2) any “affiliate” or “associate” of ours that directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of Prudential Financial at any time within a five-year period immediately prior to the date in question.

In addition, under the Shareholders Protection Act, we may not engage in a business combination with an interested stockholder at any time unless:

•	our board of directors approved the business combination prior to the time the stockholder became an interested stockholder;

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the holders of two-thirds of our voting stock (which includes Common Stock and Class B Stock) not beneficially owned by the interested stockholder affirmatively vote to approve the business combination at a meeting called for that purpose; or

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the consideration received by the non-interested stockholders in the business combination meets the standards of the statute, which is designed to ensure that all other shareholders receive at least the highest price per share paid by the interested stockholder.

A New Jersey corporation that has publicly traded voting stock may not opt out of these restrictions.

Board Consideration of Certain Factors

Under the New Jersey Business Corporation Act, in discharging their duties, our directors may consider the effects that an action taken by us may have on interests and people in addition to our shareholders, such as employees, customers and the community. The directors may also consider the long-term as well as the short-term interests of us and our shareholders, including the possibility that these interests may best be served by our continued independence.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Limited.

DESCRIPTION OF WARRANTS WE MAY OFFER

General

We may issue warrants to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares, Common Stock, any of these securities of a third party or any combination of these securities, and these warrants may be issued independently or together with any underlying securities and may be attached or separate from those underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement that contains this prospectus.

A Prospectus Supplement Will Describe the Specific Terms of Warrants

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including currency units or composite currencies, investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

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the price at which and the currency or currencies, including currency units or composite currencies, in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of certain U.S. federal income tax considerations;

•	the identity of the warrant agent;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We may also issue warrants, on terms to be determined at the time of sale, for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following:

•	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or debt or equity securities of third parties;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measure or instrument, including the occurrence or nonoccurrence of any event or circumstance; and

•	one or more indices or baskets of the items described above.

We refer to this type of warrant as a universal warrant. We refer to each property described above as a warrant property.

We may satisfy our obligations, if any, and the holder of a universal warrant may satisfy its obligations, if any, with respect to any universal warrants by delivering:

•	the warrant property;

•	the cash value of the warrant property; or

•	the cash value of the warrants determined by reference to the performance, level or value of the warrant property.

The applicable prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a universal warrant may deliver to satisfy its obligations, if any, with respect to any universal warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or Common Stock will not have any rights of holders of the preferred stock or Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or Common Stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights; Governing Law

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants. Unless otherwise stated in the prospectus supplement, each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The following description and any description of stock purchase contracts in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such stock purchase contracts that we will file with the SEC as an exhibit to the registration statement that contains this prospectus in connection with a public offering of stock purchase contracts.

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified or variable number of shares of our Common Stock, preferred stock or depositary shares, as applicable, at a future date or dates. The price per share of Common Stock, preferred stock or depositary shares, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The stock purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as units. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of our debt securities, preferred stock, Common Stock or depositary shares, or trust preferred securities or debt obligations of third parties, including U.S. treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

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whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our Common Stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our Common Stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

DESCRIPTION OF UNITS WE MAY OFFER

The applicable prospectus supplement will describe the terms of any units. The following description and any description of units in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to, the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC as an exhibit to the registration statement that contains this prospectus in connection with a public offering of units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

DESCRIPTION OF PREFERRED SECURITIES THAT THE TRUSTS MAY OFFER

The following briefly summarizes some provisions of the preferred securities that each trust may offer that would be important to holders of preferred securities. The applicable prospectus supplement will state whether any of the generalized provisions summarized below do not apply to the preferred securities being offered, and it will provide any additional provisions applicable to the preferred securities being offered, including their tax treatment.

Each trust will issue the preferred securities under an amended and restated declaration of trust, which we will enter into at the time of any offering of preferred securities by each trust. The amended and restated declaration of trust for each trust is subject to and governed by the Trust Indenture Act. BNY Mellon Trust of Delaware, as successor to Chase Bank USA, N.A., will act as Delaware trustee and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., will act as property trustee under the declarations of trust for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred securities will be those contained in the applicable amended and restated declarations of trust and those made part of the amended and restated declarations of trust by the Trust Indenture Act and the Delaware Statutory Trust Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the forms of amended and restated declarations of trust, which are filed as exhibits to the registration statement which contains this prospectus, the Trust Indenture Act and the Delaware Statutory Trust Act.

Terms

The amended and restated declarations of trust will provide that each trust may issue, from time to time, only one series of preferred securities and one series of common securities. The preferred securities will be offered to investors and the common securities will be held by us. The terms of the preferred securities, as a general matter, will mirror the terms of the senior or the subordinated debt securities that we will issue to each trust in exchange for the proceeds of the sales of the preferred and common securities, and any conversion feature applicable to the preferred securities will mirror the terms of the convertible debt securities or warrants, if any, that we will have issued to each trust. If we fail to make a payment on the senior or the subordinated debt securities, the trusts holding those debt securities will not have sufficient funds to make related payments, including cash distributions, on their preferred securities. If the preferred securities are convertible into or exchangeable for shares of our Common Stock or other securities, in the event that we fail to perform under any convertible debt securities or warrants we issue to the trusts, the trusts will be unable to distribute to the holders any of our shares of Common Stock or other securities to be distributed to the holders of the preferred securities upon their conversion.

You should refer to the applicable prospectus supplement relating to the preferred securities for specific terms of the preferred securities, including, but not limited to:

•	the distinctive designation of the preferred securities and common securities;

•	the total and per-security-liquidation amount of the preferred securities;

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the annual distribution rate, or method of determining the rate at which each trust issuing the securities will pay distributions, on the preferred securities and the date or dates from which distributions will accrue;

•	the date or dates on which the distributions will be payable and any corresponding record dates;

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whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will accumulate;

•	the right, if any, to defer distributions on the preferred securities upon extension of the interest payment period of the related subordinated debt securities;

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whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depositary for the global certificates and the specific terms of the depositary arrangement;

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the amount or amounts which will be paid out of the assets of each trust issuing the securities to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of each trust;

•	any obligation of each trust to purchase or redeem preferred securities issued by it and the terms and conditions relating to any redemption obligation;

•	any voting rights of the preferred securities;

•	certain U.S. federal income tax considerations;

•	any terms and conditions upon which the debt securities held by each trust issuing the preferred securities may be distributed to holders of preferred securities;

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if the preferred securities may be converted into or exercised or exchanged for our Common Stock or preferred stock or any other of our securities, the terms on which conversion, exercise or exchange is mandatory, at the option of the holder or at the option of each trust, the date on or the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of Common Stock or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

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whether the preferred securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which such resale may occur, any conditions to such resale and any right of a holder to substitute securities for the securities subject to resale;

•	any securities exchange on which the preferred securities will be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities not inconsistent with the declarations of trust or with applicable law.

We will guarantee the preferred securities to the extent described below under “Description of Trust Guarantees”. Our guarantees, when taken together with our obligations under the related debt securities and the related indenture and any warrants and related warrant agreement, and our obligations under the amended and restated declarations of trust, would provide a full, irrevocable and unconditional guarantee of amounts due on any preferred securities and the distribution of any securities to which the holders would be entitled upon conversion of the preferred securities, if the preferred securities are convertible into or exchangeable for shares of our Common Stock or other securities.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in the applicable prospectus supplement, the amended and restated declarations of trust state that each trust will be dissolved:

•	on the expiration of the term of the trust;

•	upon bankruptcy, dissolution or liquidation of us or the holder of the common securities of the trust;

•	upon our written direction to the property trustee to dissolve the trust and distribute the related debt securities directly to the holders of the preferred securities and common securities;

•	upon the redemption by the trust of all of the preferred and common securities in accordance with their terms; or

•	upon entry of a court order for the dissolution of the trust.

Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution as described above other than in connection with redemption, after each trust satisfies all liabilities to its creditors as provided by applicable law, each holder of the preferred or common securities issued by each trust will be entitled to receive:

•	the related debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred or common securities held by the holder; or

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if any distribution of the related debt securities is determined by the property trustee not to be practical, cash equal to the aggregate liquidation amount of the preferred or common securities held by the holder, plus accumulated and unpaid distributions to the date of payment; and

•	if we issued warrants to the trust, a number of warrants equal to the holders’ proportionate share of total number of warrants held by the trust.

If a trust cannot pay the full amount due on its preferred and common securities because it has insufficient assets available for payment, then the amounts payable by such trust on its preferred and common securities will be paid on a pro rata basis. However, if an event of default under the indenture has occurred and is continuing with respect to any series of related debt securities, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Events of Default

The following will be events of default under each amended and restated declaration of trust:

•	an event of default under the subordinated debt indenture occurs with respect to any related series of subordinated debt securities; or

•	any other event of default specified in the applicable prospectus supplement occurs.

If an event of default with respect to a related series of debt securities occurs and is continuing under the related indenture, and the related indenture trustee or the holders of not less than 25% in aggregate principal amount of the related debt securities outstanding fail to declare the principal amount of all of such debt securities to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust holding the debt securities will have the right to declare such principal amount immediately due and payable by providing written notice to us, the property trustee and the indenture trustee under the related indenture.

At any time after a declaration of acceleration has been made with respect to a related series of debt securities and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in liquidation amount of the affected preferred securities may rescind any declaration of acceleration with respect to the related debt securities and its consequences

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if we deposit with the trustee funds sufficient to pay all overdue principal of and premium and interest on the related debt securities and other amounts due to the indenture trustee and the property trustee; and

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if all existing events of default with respect to the related subordinated debt securities have been cured or waived except non-payment of principal on the related subordinated debt securities that has become due solely because of the acceleration.

The holders of a majority in liquidation amount of the affected preferred securities may waive any past default under the indenture with respect to related debt securities, other than a default in the payment of principal of, or any premium or interest on, any related debt security or a default with respect to a covenant or provision that cannot be amended or modified without the consent of the holder of each affected outstanding related debt security. In addition, the holders of at least a majority in liquidation amount of the affected preferred securities may waive any past default under the amended and restated declarations of trust.

The holders of a majority in liquidation amount of the affected preferred securities shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the property trustee or to direct the exercise of any trust or power conferred on the property trustee under the amended and restated declarations of trust.

A holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or anyone else, for enforcement of payment to the holder of principal and any premium or interest on the related series of debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder, if we fail to pay principal and any premium or interest on the related series of debt securities when payable.

We are required to furnish annually, to the property trustee for each trust, officers’ certificates to the effect that, to the best knowledge of the individuals providing the certificates, we and the trusts are not in default under the applicable amended and restated declarations of trust or, if there has been a default, specifying the default and its status.

Consolidation, Merger or Amalgamation of the Trust

A trust may not consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except as described below or as described above in “—Liquidation Distribution Upon Dissolution”. A trust may, with the consent of the administrative trustees but without the consent of the holders of the outstanding preferred securities or the other trustees of the trust, consolidate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any state if:

•	the successor entity either:

•	expressly assumes all of the obligations of the trust relating to its preferred and common securities; or

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substitutes for the trust’s preferred securities other securities having substantially the same terms as the preferred securities, so long as the substituted successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	we appoint a trustee of the successor entity who has substantially the same powers and duties as the property trustee of the trust;

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the successor securities are listed or traded, or any substituted successor securities will be listed upon notice of issuance, on the same national securities exchange or other organization on which the preferred securities are then listed or traded, if any;

•	the merger event does not cause the preferred securities or any substituted successor securities to be downgraded by any national rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the preferred or common securities or any substituted successor securities in any material respect;

•	the successor entity has a purpose substantially identical to that of the trust; and

•	prior to the merger event, we shall provide to the trust an opinion of counsel from a nationally recognized law firm stating that:

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust’s preferred or common securities in any material respect;

•	following the merger event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended;

•	following the merger event, the trust or the successor entity will continue to be classified as a grantor trust for United States federal tax purposes; and

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we own, or our permitted transferee owns, all of the common securities of the successor entity and we guarantee or our permitted transferee guarantees the obligations of the successor entity under the substituted successor securities at least to the extent provided under the applicable preferred securities guarantee.

In addition, unless all of the holders of the preferred securities approve otherwise, a trust may not consolidate, amalgamate or merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into or replace it, if the transaction would cause such trust or the successor entity to be taxable as a corporation or classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights

Unless otherwise specified in the applicable prospectus supplement, the holders of the preferred securities will have no voting rights, except as discussed below and under “—Amendment to the Declarations of Trust” and “Description of Trust Guarantees—Modification of the Trust Guarantees”, and as otherwise required by law.

If any proposed amendment to the amended and restated declarations of trust provides for, or the trustee of a trust otherwise proposes to effect:

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any action that would adversely affect the powers, preferences or special rights of the preferred securities in any material respect, whether by way of amendment to the declaration of trust or otherwise; or

•	the dissolution, winding-up or termination of the trust other than pursuant to the terms of the declaration of trust,

then the holders of the affected preferred securities as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the affected preferred securities.

The holders of a majority in aggregate liquidation amount of the preferred securities issued by each trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or direct the exercise of any trust or power conferred upon the property trustee under the applicable declaration of trust, including the right to direct the property trustee, as holder of the debt securities and, if applicable, the warrants, to:

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direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee for any related subordinated debt securities or execute any trust or power conferred on the indenture trustee with respect to the related debt securities;

•	if we issue warrants to the trust, direct the time, method and place of conducting any proceeding for any remedy available to the property trustee as the registered holder of the warrants;

•	waive certain past defaults under the indenture with respect to any related debt securities, or the warrant agreement with respect to any warrants;

•	cancel an acceleration of the maturity of the principal of any related debt securities; or

•	consent to any amendment, modification or termination of the indenture or any related debt securities or the warrant agreement or warrants where consent is required.

In addition, before taking any of the foregoing actions, we will provide to the property trustee an opinion of counsel experienced in such matters to the effect that, as a result of such actions, the trust will not be taxable as a corporation or classified as other than a grantor trust for U.S. federal income tax purposes.

The property trustee will notify all preferred securities holders of each trust of any notice of default received from the indenture trustee with respect to the debt securities held by the trust.

Any required approval of the holders of preferred securities may be given at a meeting of the holders of the preferred securities convened for that purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of securities are entitled to vote to be given to each holder of record of the preferred securities at the holder’s registered address in accordance with the declarations of trust.

No vote or consent of the holders of the preferred securities will be required for a trust to redeem and cancel its preferred securities in accordance with its declaration of trust.

Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, or any affiliate of ours will, for purposes of any vote or consent, be treated as if they were not outstanding.

Amendment to the Declarations of Trust

Each amended and restated declaration of trust may be amended from time to time by us and the property trustee and the administrative trustees of each trust, without the consent of the holders of the preferred securities, to:

•	cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision;

•	add to the covenants, restrictions or obligations of the sponsor; or

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modify, eliminate or add to any provisions to the extent necessary to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for U.S. federal income tax purposes, to ensure that the debt securities held by the trust are treated as indebtedness for U.S. federal income tax purposes or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940, as amended;

provided, however, that, in each case, the amendment would not adversely affect in any material respect the interests of the holders of the preferred securities.

Other amendments to the amended and restated declarations of trust may be made by us and the trustees of each trust upon approval of the holders of a majority in aggregate liquidation amount of the outstanding preferred securities of each trust and receipt by the trustees of an opinion of counsel to the effect that the amendment will not cause the trust to be taxable as a corporation or classified as other than a grantor trust for U.S. federal income tax purposes, affect the treatment of the debt securities held by each trust as indebtedness for U.S. federal income tax purposes or affect the trust’s exemption from the Investment Company Act of 1940, as amended.

Notwithstanding the foregoing, without the consent of each affected holder of common or preferred securities of each trust, the amended and restated declaration of trust may not be amended to:

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change the amount or timing of any distribution on the common or preferred securities of the trust or otherwise adversely affect the amount of any distribution required to be made in respect of the securities as of a specified date;

•	change any of the conversion or redemption provisions; or

•	restrict the right of a holder of any securities to institute suit for the enforcement of any payment on or after the distribution date.

Removal and Replacement of Trustees

Unless an event of default exists under the debt securities or, if the preferred securities are convertible and there is a separate warrant agreement, under the warrant agreement, we may remove the property trustee and the Delaware trustee at any time. If an event of default exists, the property trustee and the Delaware trustee may be removed only by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in us as the holder of all the trusts’ common securities. No resignation or removal of the property trustee or the Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the amended and restated declarations of trust.

Merger or Consolidation of Trustees

Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the trustee, shall be the successor of the trustee under the applicable declarations of trust; provided, however, that the entity shall be otherwise qualified and eligible.

Global Preferred Securities

Unless otherwise set forth in the applicable prospectus supplement, any preferred securities will be represented by fully registered global certificates issued as global preferred securities that will be deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on preferred securities and other payments will be payable are discussed in more detail in the applicable prospectus supplement.

Payment and Paying Agent

Payments in respect of preferred securities that are represented by global certificates will be made in accordance with the applicable policies of The Depository Trust Company, as described in the applicable prospectus supplement. If any preferred securities are not represented by global certificates, payments will be made by check mailed to the holder entitled to them at his or her address shown on the property trustee’s records as of the close of business on the regular record date. Unless otherwise specified in the applicable prospectus supplement, the paying agent will initially be the property trustee.

Information Concerning the Property Trustee

For matters relating to compliance with the Trust Indenture Act, the property trustee for each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Except if an event of default exists under the amended and restated declarations of trust, the property trustee will undertake to perform only the duties specifically set forth in the declarations of trust. While such an event of default exists, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not obligated to exercise any of the powers vested in it by the amended and restated declarations of trust at the request of any holder of preferred securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. But the holders of preferred securities will not be required to offer indemnity if the holders, by exercising their voting rights, direct the property trustee to take any action following an event of default under the declarations.

The Bank of New York Mellon, which is the property trustee for the trusts, also serves as the senior debt indenture trustee, the subordinated debt indenture trustee and the guarantee trustee under the trust guarantee described below. We and certain of our affiliates maintain banking and other service relationships with The Bank of New York Mellon, which are described under “Description of Debt Securities We May Offer—Our Relationship With the Trustee”.

Miscellaneous

The administrative trustees of each trust are authorized and directed to conduct the affairs of and to operate each trust in such a way that:

•	the trust will not be taxable as a corporation or classified as other than a grantor trust for U.S. federal income tax purposes;

•	the debt securities held by the trust will be treated as indebtedness of ours for U.S. federal income tax purposes; and

•	the trust will not be deemed to be an investment company required to be registered under the Investment Company Act of 1940, as amended.

We and the trustees are authorized to take any action, so long as it is consistent with applicable law, the certificates of trust or the amended and restated declarations of trust, that we and the trustees determine to be necessary or desirable for the above purposes, as long as it does not materially and adversely affect the holders of the preferred securities.

Registered holders of the preferred securities have no preemptive or similar rights.

A trust may not, among other things, incur indebtedness or place a lien on any of its assets.

Governing Law

The amended and restated declarations of trust and the preferred securities will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

DESCRIPTION OF TRUST GUARANTEES

The following briefly summarizes some general terms and provisions of the trust guarantees that we will execute and deliver for the benefit of the holders from time to time of preferred securities. Each trust guarantee will be separately qualified as an indenture under the Trust Indenture Act, and The Bank of New York Mellon will act as indenture trustee under the trust guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of each trust guarantee will be those contained in such trust guarantee and those made part of the trust guarantee by the Trust Indenture Act. The following summary may not be complete and is subject to and qualified in its entirety by reference to the form of trust guarantee, which is filed as an exhibit to the registration statement that contains this prospectus, and the Trust Indenture Act. Each trust guarantee will be held by the guarantee trustee of each trust for the benefit of the holders of the preferred securities.

General

We will irrevocably and unconditionally agree to pay or make the following payments or distributions with respect to preferred securities, in full, to the holders of the preferred securities, as and when they become due regardless of any defense, right of set-off or counterclaim that each trust may have except for the defense of payment:

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any accrued and unpaid distributions that are required to be paid on the preferred securities, to the extent the trust does not make such payments or distributions but has sufficient funds available to do so;

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any distributions of our Common Stock or preferred stock or any of our other securities, in the event that the preferred securities may be converted into or exercised for our Common Stock or preferred stock or any other of our securities, to the extent the conditions of such conversion or exercise have occurred or have been satisfied and the trust does not distribute such shares or other securities but has received such shares or other securities;

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the redemption price and all accrued and unpaid distributions to the date of redemption with respect to any preferred securities called for redemption, to the extent the trust does not make such payments or distributions but has sufficient funds available to do so; and

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upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of related subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities, the lesser of:

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the total liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the trust does not make such payments or distributions but has sufficient funds available to do so; and

•	the amount of assets of the trust remaining available for distribution to holders of such preferred securities in liquidation of the trust.

Our obligation to make a payment under each trust guarantee may be satisfied by our direct payment of the required amounts to the holders of preferred securities to which each trust guarantee relates or by causing the applicable trust to pay the amounts to the holders.

Modification of the Trust Guarantees; Assignment

Except with respect to any changes that do not adversely affect the rights of holders of preferred securities in any material respect, in which case no vote will be required, a trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding preferred securities to which the trust guarantee relates. The manner of obtaining the approval of holders of the preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will be for the benefit of the holders of the outstanding preferred securities to which the trust guarantee relates.

Termination

Each trust guarantee will terminate when any of the following has occurred:

•	all preferred securities to which the trust guarantee relates have been paid in full or redeemed in full by us, the trust or both;

•	the debt securities held by the related trust have been distributed to the holders of the preferred securities; or

•	the amounts payable in accordance with the declarations of trust upon liquidation of the related trust have been paid in full.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities to which the trust guarantee relates must restore payment of any amounts paid on the preferred securities or under the related trust guarantee.

Events of Default

There will be an event of default under each trust guarantee if we fail to perform any of our payment or other obligations under that trust guarantee. However, other than with respect to a default in payment of any guarantee payment, we must have received notice of default and not have cured the default within 90 days after receipt of the notice. We, as guarantor, will be required to file annually with the guarantee trustee a certificate regarding our compliance with the applicable conditions and covenants under our trust guarantees.

Each trust guarantee will constitute a guarantee of payment and not of collection. The holders of a majority in liquidation amount of the preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust guarantee. If the guarantee trustee fails to enforce the trust guarantee, any holder of preferred securities to which the trust guarantee relates may institute a legal proceeding directly against us to enforce the holder’s rights under the trust guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any one else. If we do not make a guarantee payment, a holder of preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment.

Status of the Trust Guarantees

The applicable prospectus supplement relating to the preferred securities will indicate whether each trust guarantee is our senior or subordinated obligation. If a trust guarantee is our senior obligation, it will be our general unsecured obligation and will rank equal to our other senior and unsecured obligations.

If a trust guarantee is our subordinated obligation, it will be our general unsecured obligation and will rank as follows:

•	subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture;

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equally with our most senior preferred or preference stock currently outstanding or issued in the future, with any subordinated guarantees of other preferred securities we or our affiliates may issue and with other issues of subordinated debt securities; and

•	senior to our Common Stock.

The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to any subordination provisions and other terms of the trust guarantees relating to applicable subordination.

Information Concerning the Guarantee Trustee

The guarantee trustee, except if we default under the trust guarantees, will undertake to perform only such duties as are specifically set forth in each trust guarantee and, in case a default with respect to a trust guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will not be obligated to exercise any of the powers vested in it by any trust guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it may incur.

Governing Law

Each trust guarantee will be governed by and construed in accordance with the laws of the State of New York.

Effect of Obligations Under the Debt Securities and the Trust Guarantees

As long as we may make payments of interest and any other payments when they are due on the debt securities held by a trust, those payments will be sufficient to cover distributions and any other payments due on the preferred securities issued by such trust because of the following factors:

•	the total principal amount of the debt securities held by the trust will be equal to the total stated liquidation amount of the preferred securities and common securities issued by the trust;

•

the interest rate and the interest payment dates and other payment dates on the debt securities held by the trust will match the distribution rate and distribution payment dates and other payment dates for the preferred securities and common securities issued by the trust;

•	we will pay, and the trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trust, other than obligations under the trust securities; and

•	the declaration of trust will further provide that the trust is not authorized to engage in any activity that is not consistent with its limited purposes.

We will irrevocably guarantee payments of distributions and other amounts due on the preferred securities to the extent a trust has funds available to pay such amounts as and to the extent set forth under this section. Taken together, our obligations under the debt securities, the related indenture, the declaration of trust and the trust guarantee will provide a full, irrevocable and unconditional guarantee of a trust’s payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a trust guarantee. Only the combined operation of these documents effectively provides a full, irrevocable and unconditional guarantee of a trust’s obligations under the preferred securities.

If and to the extent that we do not make the required payments on the debt securities, the trusts will not have sufficient funds to make its related payments, including distributions on the preferred securities. A trust guarantee will not cover any payments when a trust does not have sufficient funds available to make those payments. Your remedy, as a holder of preferred securities, is to institute a direct action against us.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We and the trusts may offer and sell the securities from time to time as follows:

•	to or through underwriters or dealers for resale;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities or preferred securities of the trusts through any of these methods or other methods described in the applicable prospectus supplement.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Wachovia Securities LLC is an affiliate of Prudential Financial within the meaning of Rule 2720(b)(1) of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA, and may act as an underwriter or agent in connection with the offer and sale of securities offered by us or a trust, pursuant to this prospectus. FINRA Conduct Rule 2720 imposes certain requirements when a FINRA member, such as Wachovia Securities LLC, distributes an affiliated company’s securities. Wachovia Securities LLC has advised Prudential Financial that each particular offering of securities in which it participates will comply with the applicable requirements of Rule 2720. Wachovia Securities LLC will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

Under the current guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

In some cases, we and any trust may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. In addition, we, either of the trusts named above or any of their or our respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after the initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices.

The securities, including securities issued or to be issued by us or the trusts or securities borrowed from third parties in connection with arrangements under which we or the trusts agree to issue securities to underwriters or their affiliates on a delayed or contingent basis, that we and any trust distribute by any of these methods may be sold to the public, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire securities of us or the trusts to be issued on a delayed or contingent basis.

We and the trusts may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We and the trusts may also designate agents from time to time to solicit offers to purchase securities from the public on our or the trusts’ behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we or the trusts may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

In connection with the sale of securities, underwriters may receive compensation from us or the trusts or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or the trusts, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

We or the trusts may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the trusts or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the trusts in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

Unless otherwise specified in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the Common Stock. Any Common Stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We and the trusts may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

If dealers are utilized in the sale of the securities, we and the trusts will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We and the trusts may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us and any trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we or the trusts agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the prospectus supplement, and the prospectus supplement will state the commission payable to the solicitor of such offers.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or solicit an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

Underwriters, dealers and agents, and their respective affiliates and associates, may engage in transactions with or perform services for us or the trusts, or be customers of ours or the trusts, in the ordinary course of business.

Remarketing Transactions and Other Resales

We, the trusts or any of their or our respective affiliates may use this prospectus in connection with offers and sales of the securities in remarketing transactions and other resales. In a remarketing transaction, we or the trusts may resell a security acquired from other holders, after the original offering and sale of the security. Resales may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, our affiliates or affiliates of either of the trusts may act as principal or agent, including as agent for the counterparty in a transaction in which the affiliate acts as principal, or as agent for both counterparties in a transaction in which the affiliate does not act as principal. Our affiliates and affiliates of any of the trusts may receive compensation in the form of discounts and commissions, including from both counterparties in some cases.

In connection with a remarketing transaction, one or more firms, referred to as “remarketing firms”, may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us or the trusts. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or the trusts and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled to indemnification by us or the trusts under agreements that may be entered into with us or the trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us and the trusts in the ordinary course of business.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for Prudential Financial by corporate counsel for Prudential Financial, who may be any of Susan L. Blount, Esq., Timothy P. Harris, Esq. or Brian J. Morris, Esq., and for the underwriters, dealers or agents by Cleary Gottlieb Steen & Hamilton LLP. Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the trusts and its preferred securities will be passed upon for the trusts and us by Richards, Layton & Finger, P.A. Richards, Layton & Finger, P.A. may rely as to matters of New York and New Jersey law upon the opinion of our corporate counsel. Our corporate counsel may rely as to matters of Delaware law upon the opinion of Richards, Layton & Finger, P.A. As of the date of this prospectus, each such corporate counsel for Prudential Financial owned less than 1% of the Common Stock of Prudential Financial. Cleary Gottlieb Steen & Hamilton LLP regularly provides legal services to us and our subsidiaries.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

             Shares

Prudential Financial, Inc.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

                     , 2009

Joint Bookrunning Managers

Citi

Goldman, Sachs & Co.